Exhibit 10.27

REDACTED - AS FILED

THE MARKED PORTIONS OF THIS CLINICAL SUPPLY AGREEMENT HAVE BEEN OMITTED
AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO
A REQUEST FOR CONFIDENTIAL TREATMENT

CARDINAL HEALTH

CLINICAL SUPPLY AGREEMENT

This Clinical Supply Agreement (“Agreement”) is made as of this ___day of September, 2006 (“Effective Date”), by and between Generex Biotechnology Corporation, a Delaware corporation, with a place of business at 33 Harbour Square, Toronto, ON, Canada M5J 2G2 (hereinafter “Client”) and Cardinal Health PTS, LLC, a Delaware limited liability company, with a place of business at 160 Cardinal Health Way, Morrisville, NC 27560 (hereinafter “Cardinal Health”).

RECITALS

A. Client is a pharmaceutical company that develops pharmaceutical products; and

B.  Cardinal Health provides a complete range of analytical, development and clinical services to the pharmaceutical industry; and

C.  Client and Cardinal Health desire to enter into this Agreement to provide the terms and conditions upon which Client may engage Cardinal Health to provide services as defined in individual Project Plans (as defined below) specifying the details of the services and the related terms and conditions.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1  “Affiliate(s)” means any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with a party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

1.2  “API” means the active pharmaceutical ingredient used in the performance of a Project as defined in the Project Plan.

1.3  “Applicable Laws” means all laws, ordinances, rules and regulations within the Territory applicable to the Processing of the Product or any aspect thereof and the obligations of Cardinal Health or Client, as the context requires under this Agreement, including, without limitation, (A) all applicable federal, state and local laws and regulations of each Territory; (B) the U.S. Federal Food, Drug and Cosmetic Act, and (C) the Good Manufacturing Practices (“GMPs”), Good Laboratory Practices (“GLPs”) or Good Clinical Practices (“GCPs”) promulgated by the Regulatory Authorities, as amended from time to time, as applicable to the Project.

1.4  “Cardinal Health Inventions” has the meaning set forth in Article 7.3.

1.5  “Change Order” means an amendment to a Project Plan agreed to by the parties in writing in accordance with the terms set forth in Article 2.2.

1.6  “Client Inventions” has the meaning set forth in Article 7.2.

1.7  “Client-Supplied Materials” means any API or other materials provided by Client to Cardinal Health.

1.8  “Confidential Information” has the meaning set forth in Article 6.2.

1.9  “Dispute” means any dispute, controversy or disagreement between the parties in connection with this Agreement.

1.10  “Facility” means the Cardinal Health facility defined in the applicable Project Plan

1.11  “Initial Term” has the meaning set forth in Article 12.1.

1.12  “Intellectual Property” means all intellectual property (whether or not patented), including without limitation, patents, patent applications, know-how, trade secrets, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions or specifications.

1.13  “Product” means the product or material that is the subject of the services to be provided pursuant to a Project Plan.

1.14  “Project Plan” means a separate quotation or project plan agreed to by the parties in writing substantially in the form set out in Attachment A and specifically incorporating by reference this Agreement. A Project Plan shall define the scope of the services to be performed by Cardinal Health and the responsibilities of the parties with respect to such services.

1.15  “Regulatory Authority” means any governmental regulatory authority within a Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

1.16  “Services” means all work performed by Cardinal Health for Client pursuant to a Project Plan.

1.17  “Specifications” means all written specifications agreed to by the parties in the Project Plan, and applicable master batch records, protocols, or standard operating procedures.

1.18  “Territory” means the United States of America, Canada, the European Union and any other country which the Parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

ARTICLE 2
SCOPE

2.1 Definition of Scope. Cardinal Health will perform the services in accordance with the specific terms set forth in a Project Plan. Each Project Plan shall clearly define the Project, the Product, and the responsibilities of the parties with respect to such Project. Each Project Plan will include, as appropriate, the scope of work, pricing and payment schedule. Each Project Plan shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Project Plan. To the extent any terms or conditions of a Project Plan conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, except to the extent that the applicable Project Plan expressly and specifically states an intent to supersede this Agreement on a specific matter. Unless specifically agreed to by the parties, this Agreement shall not apply to softgel, Zydis, inhalation or other proprietary drug delivery proprietary technologies owned or licensed by Cardinal Health. This Agreement shall supersede the terms of any purchase order, acknowledgement or delivery document.

2.2 Amendments to Scope/Change Orders. Any material change in the details of a Project Plan or the assumptions upon which the Project Plan is based (including, but not limited to, changes in an agreed starting date for a Project or suspension of the Project by Client) may require changes in the pricing and/or time lines, and shall require a written amendment to the Project Plan (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, pricing, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Cardinal Health will be given a reasonable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Without limiting the foregoing, Client agrees that it will not unreasonably withhold approval of a Change Order if the proposed changes in pricing or time lines result from, among other appropriate reasons, forces outside the reasonable control of Cardinal Health or changes in the assumptions upon which the initial pricing or time lines were based. Cardinal Health reserves the right to postpone effecting material changes in the Project’s scope until such time as the parties agree to and execute the corresponding Change Order. Notwithstanding the foregoing, the original Project Plan shall remain in full force and effect and actively performed by Cardinal Health until implementation of any Change Order.

ARTICLE 3
PRICING AND PAYMENT TERMS

3.1 Price and Price Changes.

A.  Price. Client shall pay for the services as provided in this Agreement and all Project Plans.

B.  Price Changes. Cardinal Health may revise the prices provided in a Project Plan if (1) the parties agree to materially revise a technical test protocol, (2) any information relating to a Project which is provided by Client is materially inaccurate or materially incomplete, (3) Client materially revises Cardinal Health’s responsibilities, the Specifications, applicable test methods, final review of test methods, procedures, assumptions, development processes, test methods or analytical requirements, (4) Client requests a materially different report format, (5) Client requests material revisions to laboratory reports, (6) Client requests copies of laboratory records (excluding a single copy of batch records which will be provided for each batch manufactured hereunder), or (7) unforeseen circumstances materially affect the work required to complete the Project.

C. Retesting. All retesting performed that is not directly due to a Cardinal Health error will be billed to the Client. All required investigational studies or additional Client requests not outlined in the Project Plan will be invoiced for the cost of performance at the current standard hourly rate, plus any associated fees. If, as the outcome of an investigation, causality is not determined for retesting, Cardinal Health and Client will share equally the additional expenditures required to determine causality

D. Out Of Specification Investigations and Reporting. Cardinal Health reserves the right to expend up to 16 hours per occurrence to complete all required investigational work (such as OOS investigations, trouble shooting chromatographic methods, etc.) without prior approval from the Client. If the additional work requires going beyond 16 hours, the Client will be contacted prior to continuation. The additional work will be performed based on written agreement from the Client and will be documented on a Cardinal Health Quotation Amendment Request (QAR).

E. Cancellations and Postponements by Client.

If Client cancels or materially postpone a scheduled batch manufacture as outlined in the Project Plan with less than thirty (30) days notice, Client shall pay an accommodation fee as follows:

Notification prior to Date of Compounding	Fee (% of Total Batch Cost)
20 - 29 days	[REDACTED]
10 - 19 days	[REDACTED]
4 - 9 days	[REDACTED]
0 - 3 days	[REDACTED]

If Client cancels any portion of a Project outlined in the Project Plan which is not batch manufacture or packaging, Client shall pay all costs for materials purchased and all services rendered by Cardinal Health prior to termination, plus: (1) [REDACTED] of the total quoted value of the services set forth in the Project Plan, if the project is cancelled after signing the Project Plan, but prior to commencement of the Project work, (2) [REDACTED] of the Project Plan value if cancelled after the Project work has commenced, and (3) the [REDACTED] Project Plan value if cancelled after more than fifty percent of the Project work has been completed. If Client signs a Project Plan and the Project is delayed by more than ninety (90) days at Client’s request, Cardinal Health, at its option, may consider the Project cancelled and will charge Client the applicable charges.

F. Postponements by Cardinal Health.

If Cardinal Health materially postpones a scheduled batch manufacture as outlined in the Project Plan due to an inability to provide the facilities necessary for manufacture for reasons other than Force Majeure for a period of greater than five business days from scheduled date, then Cardinal Health shall reduce the batch manufacture cost by a percentage as follows:

Period of postponement	Reduction in Batch Cost
6 - 10 days	[REDACTED]
11 - 20 days	[REDACTED]
21 - 30 days	[REDACTED]
Over 30 days	[REDACTED]

Notwithstanding the foregoing, both parties will attempt to accommodate batch manufacture material postponements of less than five business days.

3.2  Invoicing. Cardinal Health shall invoice Client as follows:

A. For lot manufacture and/or packaging, upon the earliest to occur of the following: (1) release of a Product lot by Cardinal Health’s Quality Department, whether or not Client has approved such release; (2) shipment of the Product by Cardinal Health; or (3) if a third party is to perform finished product testing, then 35 days following shipment of Product samples to a third party testing agency, but only if such testing agency has not yet delivered its test results for such Product and Cardinal Health has performed all of its responsibilities except for those responsibilities which incorporate test results from the third party testing agency,

B. For any project that can be completed within 30 days (other than lot manufacture), Cardinal Health shall invoice Client upon completion of the project; or

C. For any project that cannot be completed within 30 days (other than lot manufacture), Cardinal Health shall invoice Client on a monthly basis.

3.3 Payment Terms. In the event payment is not received by Cardinal Health on or before the [REDACTED] day after the date of the invoice, then Cardinal Health may, in addition to any other remedies available at equity or in law, at its option elect to do any one or more of the following remedies: (i) charge a late payment fee on such unpaid amount equal to one percent (1%) per month until paid in full; (ii) suspend any further deliveries hereunder until such invoice is paid in full; or (iii) terminate the Agreement pursuant to Section 12.3.

3.4 Advance Payment. If at any time, in Cardinal Health’s sole discretion exercised in a reasonable and objective manner, Client’s credit is materially impaired, Cardinal Health shall have the right to require payment in advance before making any further shipment of the Product. If Client shall fail, within a reasonable time, to make such payment in advance, or if Client shall fail to make payment when due, Cardinal Health shall have the right, at its option, to suspend any further deliveries hereunder until such default is corrected, without thereby releasing Client from its obligations under this Agreement.

3.5 Taxes. All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) on the services, components, API or the Product prior to or upon sale to Client and on any Client owned tooling and equipment are the responsibility of Client, and Client shall reimburse Cardinal Health for any such taxes, duties or other expenses paid by Cardinal Health.

3.6 Shipments. All product, raw materials, components and Batch Documentation shipped by Cardinal Health are shipped EXW, Facility.

ARTICLE 4
CLINICAL MANUFACTURING AND PACKAGING

4.1 Applicability of Terms. The terms set forth in this Article shall apply only in the event that Cardinal Health is providing pre-commercial manufacturing and/or packaging services pursuant to this Agreement.

4.2 Non-Conforming Product. Subject to Section 4.4, Client shall notify Cardinal Health within thirty (30) days following delivery of Product to Client if Client has determined that such Product does not conform to Specifications and shall provide Cardinal Health a sample of such non-conforming Product. If the batch is non-conforming, Client shall not be responsible to pay for such batch, and Cardinal Health shall, at Client’s option, either (A) reperform the Services at Client’s expense, or (B) credit any payments made by Client for such batch. THE OBLIGATIONS OF CARDINAL HEALTH UNDER THE PRECEDING SENTENCE SHALL BE CLIENT’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR PRODUCT THAT HAS NOT BEEN RELEASED. If Cardinal Health does not agree with Client’s determination that such Product fails to meet the Specifications, then after reasonable efforts to resolve the disagreement, either party may submit a sample of such Product to a mutually agreed upon independent and appropriately qualified third party laboratory to determine whether the Product meets the Specifications. The independent party’s results shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by the non-prevailing party.

4.3 Supply of Client-Supplied Material for Defective Product. In the event Cardinal Health re-performs the Services pursuant to Article 4.2, above, Client shall supply, at Client’s sole cost, sufficient quantities of the Client-Supplied Materials for Cardinal Health to complete such replacement.

4.4 Development/Initial Batches. Each batch of Product manufactured under this Agreement will be considered to be a “Development Batch” until Cardinal Health has manufactured three consecutive batches of Product that meet the applicable Specifications. The term “Development Batch” shall include without limitation any batch manufactured following (i) a change in Specifications, or (ii) a scale-up in the manufacturing process to produce greater quantities of Product, until Cardinal Health has manufactured three consecutive batches of Product meeting the new Specifications. Client shall be responsible for the cost of each Development Batch that fails to meet the Specifications unless Cardinal Health was negligent in the manufacture of the out of Specification batch.. Cardinal Health and Client shall cooperate in good faith to resolve any problems causing the out-of-Specification batch.

4.5 Unlabeled Product. If Cardinal Health is to provide Client with Product that is not labeled, Client represents and warrants that it will comply with all applicable regulations, including without limitation 21 CFR § 201.150.

4.6 Failure to Take Delivery. If Client fails to take delivery on any scheduled delivery date, Client shall be invoiced for the stored Product and invoiced on a monthly basis thereafter for reasonable administration and storage costs. Any such Product shall be stored by Cardinal Health in accordance with the Specifications. For each such batch of undelivered Product, Client agrees that: (A) Client has made a fixed commitment to purchase such Product, (B) title and risk of ownership for such Product passes to Client, (C) such Product shall be on a bill and hold basis for legitimate business purposes, (D) if no delivery date is determined at the time of billing, Cardinal Health shall have the right to ship the Product to Client within four (4) months after billing, and (E) Client will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Cardinal Health’s control. Within five (5) days following a written request from Cardinal Health, Client shall provide Cardinal Health with a letter confirming items (A) through (E) of this Article for each Batch of undelivered Product.

ARTICLE 5
REGULATORY

5.1 Audit. Prior to the commencement of the Services, and subject to Cardinal Health’s obligations of confidentiality to third parties, Client shall be permitted to conduct an audit of those portions of the Facility where Services will be conducted. Once annually during the Term of this Agreement, and subject to Cardinal Health’s obligations of confidentiality to third parties, Cardinal Health will permit Client to conduct an audit of those portions of the Facility where Services are being conducted upon reasonable advance notice during regular business hours. Upon agreement of the parties, Client may conduct additional audits, provided that Client shall reimburse Cardinal Health for reasonable time and reasonable expenses incurred by Cardinal Health in connection with such audit. Any and all cited observations from any Client audit shall be addressed by Cardinal Health in a timely manner.

5.2 Observation. Client may have up to two (2) representatives at the Facilities to observe the Services provided that Client provides Cardinal Health at least ten (10) days’ advance written notice of the attendance of such Client representatives. Such representatives shall comply with Cardinal Health’s reasonable rules and regulations. Client shall indemnify and hold harmless Cardinal Health for any action or activity of such representatives while on Cardinal Health’s premises.

5.3 Regulatory Inspections. Each party shall: (1) notify the other party promptly of any inspection or inquiry by any Regulatory Authority concerning any Project or Product of Client; and (2) forward to the other party copies of any correspondence from any Regulatory Authority relating to such a Project or Product, including, but not limited to, Form FD-483 notices, FDA refusal to file, rejection or warning letters. Where reasonably practicable, each party will be given the opportunity to have a representative present during an inspection by a Regulatory Authority. Each party acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by a Regulatory Authority.

5.4 Record Retention. Unless the parties otherwise agree in writing, Cardinal Health will retain batch, laboratory and other technical records for the minimum period required by applicable laws, rules, regulations and guidelines. Should any such records be scheduled for destruction, Cardinal Health shall provide 30 days’ advance written notice to Client, where disposition change may be permitted; Client may request in writing the following: “Return Records to Client”.

5.5 Quality Agreement. Any quality agreement executed by the parties related to the Services shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between the terms of this Agreement and the quality agreement, this Agreement shall control.

5.6 Regulatory Compliance. Client shall be solely responsible for all permits and licenses required by any Regulatory Authority with respect to the Product and the Services under this Agreement, including any product licenses, applications and amendments in connection therewith. Cardinal Health will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facility. During the Term, Cardinal Health will assist Client with all regulatory matters relating to Services under this Agreement, at Client’s request and at Client’s expense. Each party intends and commits to cooperate to satisfy all Applicable Laws relating to Services under this Agreement.

ARTICLE 6
CONFIDENTIALITY AND NON-USE

6.1 Mutual Obligation. Cardinal Health and Client agree that they will neither use the other party’s Confidential Information except in the performance of this Agreement nor disclose the other party’s Confidential Information (defined below) to any third party without the prior written consent of the other party except as required by law, regulation or court or administrative order; provided, however, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its Affiliates that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article, and (C) agree to be bound by the terms of this Article.

6.2 Definition. As used in this Agreement, the term “Confidential Information” includes all such information furnished by Cardinal Health or Client, or any of their respective representatives or Affiliates, to the other or its representatives or Affiliates, whether furnished before, on or after the date of this Agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives, containing or based in whole or in part on any such information furnished by the other party or its representatives. Confidential Information also includes the existence of this Agreement and its terms.

6.3 Exclusions. Notwithstanding Section 6.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, or (B) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s written records, or (C) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for the receiving party without reference to the Confidential Information, as evidenced by the receiving party’s written records.

6.4 No Implied License. The receiving party will obtain no right of any kind or license under any patent application or patent by reason of this Agreement. All Confidential Information will remain the sole property of the party disclosing such information or data.

6.5 Return of Confidential Information. Upon termination of this Agreement, the receiving party shall, upon request, promptly return within thirty (30) days all such information, including any copies thereof, and cease its use or, at the request of the disclosing party, shall promptly destroy the same and certify such destruction to the disclosing party; except for a single copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

6.6 Survival. The obligations of this Article 6 will terminate five (5) years from the expiration or termination of this Agreement.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1 Ownership of Existing Technologies. All rights to and interests in Client’s Intellectual Property and Client’s Confidential Information shall remain vested solely in Client and no right or interest therein is transferred or granted to Cardinal Health under this Agreement except for use in performing Services hereunder or as expressly set forth herein. All rights to and interests in Cardinal Health’s Intellectual Property and Cardinal Health’s Confidential Information shall remain vested solely in Cardinal Health and no right or interest therein is transferred or granted to Client under this Agreement except for use in performing services hereunder or as expressly set forth herein.

7.2 Client Inventions. Subject to the limitations of Sections 7.1 and 7.3, Client shall own all data, work product, results, reports, inventions, developments, technologies and information, whether or not patentable, that are generated by Cardinal Health in connection with the performance of any Project and arise from, are based upon, or relate to Cardinal Health’s use of Client’s Confidential Information (“Client Inventions”); provided however, that Client Inventions shall not include any Process Invention. As used herein, “Process Invention” means any discovery, development, technology or information, including, without limitation, any manufacturing, packaging or analytical process or methodology, developed by Cardinal Health, whether or not patentable, that does not relate exclusively to the use of Client’s patent-protected Product and/or patent-protected API. Client will be responsible for obtaining patent protection on inventions relating to the Client Inventions at its own cost. Cardinal Health agrees to execute all documents necessary to perfect title in any Client Inventions in Client.

7.3 Cardinal Health Inventions. Subject to the limitations of Sections 7.1 and 7.2, Cardinal Health shall own Process Inventions and all inventions, developments, technologies and information, whether or not patentable that arise from, are based upon, or relate to the Process Inventions or Cardinal Health’s Confidential Information or Intellectual Property, provided that no such invention or development shall exclusively relate to any Client’s Confidential Information (“Cardinal Health Inventions”). Cardinal Health will be responsible for obtaining patent protection on Cardinal Health Inventions at its own cost. Client agrees to execute all documents necessary to perfect title in any Cardinal Health Inventions in Cardinal Health. Cardinal Health hereby grants to Client a non-exclusive, royalty free license to use the Process Inventions solely in connection with the Product that is the subject of the Project in which such Process Invention was developed solely during the Term.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1 Cardinal Health. Cardinal Health represents and warrants to Client that, unless otherwise agreed to by the parties in the Project Plan, Cardinal Health will perform each Project Plan in accordance with (A) the Specifications, (B) the quality agreement, as indicated in the “Responsibility Delegation checklist”, and (C) all Applicable Laws.

8.2 Client. Client represents and warrants to Cardinal Health that:

A. The Client-Supplied Materials will comply with all applicable Specifications and will have been produced in compliance with the Applicable Laws and the applicable Project Plan;

B. It has all necessary authority and all right, title and interest in and to any Intellectual Property related to each Product or that is otherwise provided by Client under this Agreement;

C. It has provided all safe handling instructions, health and environmental information and material safety data sheets applicable to the Product or to and any Client-Supplied Materials, except as disclosed to Cardinal Health in writing by Client in sufficient time for review and training by Cardinal Health prior to delivery;

D. All Product delivered to Client by Cardinal Health will be held, used and/or disposed of by Client in accordance with all Applicable Laws;

E. Client will comply with all Applicable Laws applicable to Client’s performance under this Agreement and its use of any materials or Products provided by Cardinal Health under this Agreement or any Project Plan; and

F. Unless otherwise agreed by the parties in writing or in the Project Plan, Client has (1) provided complete and accurate scientific data regarding each Project and Client’s requirements for each Project, including without limitation test methods and development, formulation, fill and finish of the Product if applicable, (2) provided Cardinal Health with complete and accurate information necessary to develop the scope of work, and estimated or fixed costs for the Projects, (3) reviewed and approved all Specifications, (4) if applicable, reviewed and approved all in-process and finished Product test results to ensure conformity of such results with the Specifications, regardless of which party is responsible for finished Product release, and (5) if applicable, prepared all submissions to Regulatory Authorities.

8.3 Mutual. Each party hereby represents and warrants to the other party that:

A. Existence and Power. Such party (1) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (2) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (3) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such party's ability to perform its obligations under this Agreement;

B. Authorization and Enforcement of Obligations. Such party (1) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (2) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

C. Execution and Delivery. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

D. No Consents. All necessary consents, approvals and authorizations of all Regulatory Authorities and other persons required to be obtained by such party in connection with the Agreement have been obtained; and

E. No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (1) do not conflict with or violate any requirement of Applicable Laws; and (2) do not materially conflict with, or constitute a material default or require any consent under, any contractual obligation of such party.

8.4 Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 8 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9
INDEMNIFICATION

9.1 Indemnification by Cardinal Health. Cardinal Health shall indemnify and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents (“Client Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement or (B) any negligence or willful misconduct by Cardinal Health, except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct or breach of this Agreement.

9.2 Indemnification by Client. Client shall indemnify and hold harmless Cardinal Health, its Affiliates, and their respective directors, officers, employees and agents (“Cardinal Health Indemnitees”) from and against all Losses arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement; (B) any manufacture, sale, promotion, distribution, use of or exposure to the Product or any Client-Supplied Materials, including, without limitation, product liability or strict liability; (C) Client’s exercise of control over the Project to the extent that Client's instructions or directions violate Applicable Law; (D) the conduct of any clinical trials relating to any material or Product which is the subject of this Agreement or any Project Plan; (E) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights provided by Client; or (F) any negligence or willful misconduct by Client, except to the extent that any of the foregoing arises out of or results from any Cardinal Health Indemnitee’s negligence, willful misconduct or breach of this Agreement.

9.3  Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification: (A) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure; (B) cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party's expense); and (C) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

ARTICLE 10
LIMITATIONS OF LIABILITY

10.1 CARDINAL HEALTH’S LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED API OR CLIENT-SUPPLIED MATERIALS WHETHER OR NOT SUCH API OR CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO FINISHED PRODUCT SHALL NOT EXCEED [REDACTED] PER PROJECT PLAN EXCEPT FOR LOSSES RESULTING FROM BATCH MANUFACTURE, IN WHICH CASE CARDINAL HEALTH’S LIABILITY SHALL NOT EXCEED [REDACTED] PER BATCH

10.2  CARDINAL HEALTH’S TOTAL LIABILITY, WHETHER IN CONTRACT OR TORT, INCLUDING WITHOUT LIMITATION ANY OF CARDINAL HEALTH’S INDEMNITY OR OTHER FINANCIAL OBLIGATIONS UNDER ARTICLE 9, SHALL IN NO EVENT EXCEED, THE TOTAL FEES PAID BY CLIENT TO CARDINAL HEALTH UNDER THE APPLICABLE PROJECT PLAN GIVING RISE TO THE CLAIM.

NOTWITHSTANDING THE FOREGOING, THE TOTAL LIABILITY AMOUNT CALCULATED IN SHALL BE REDUCED BY ANY COSTS OR EXPENSES INCURRED BY CARDINAL HEALTH TO PROCURE COMPARATOR PRODUCT.

10.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 11
INSURANCE

11.1. Cardinal Health. Cardinal Health shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement:

(A)	Commercial General Liability insurance with a per-occurrence limit of not less than $1,000,000;

(B)	Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than $5,000,000;

(C)	Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than $1,000,000 per accident; and

(D)	Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than $1,000,000.

The parties hereby acknowledge and agree that Cardinal Health may self-insure all or any portion of the above-required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. Cardinal Health shall obtain a waiver from any insurance carrier with whom Cardinal Health carries Workers’ Compensation insurance releasing its subrogation rights against Client. Cardinal Health shall furnish certificates of insurance evidencing the required insurance policies to Client as soon as practicable after the effective date of the Agreement and within thirty (30) days after renewal of such policies. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

11.2. Client Insurance. Client shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement:

(A)	Commercial General Liability Insurance with a per occurrence limit of not less than $1,000,000;

(B)	Products and Completed Operations Liability Insurance with a per occurrence limit of not less than $10,000,000;

(C)	Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than $1,000,000 per accident; and

(D)
All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Client’s property while it is at Cardinal Health’s facilities or in transit to, from or between Cardinal Health’s facilities.

The parties hereby acknowledge and agree that Client may self-insure all or any portion of the above-required insurance. Client shall maintain levels of insurance or self insurance sufficient to meet its obligations under this Agreement. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. Client shall obtain a waiver from any insurance carrier with whom Client carries Property Insurance releasing its subrogation rights against Cardinal Health. Client shall not seek reimbursement for any property claim or portion thereof that is not fully recovered from Client’s Property Insurance policy. Client shall obtain a waiver from any insurance carrier with whom Client carries Workers’ Compensation insurance releasing its subrogation rights against Cardinal Health. Cardinal Health, Inc. and its subsidiaries and affiliates shall be named as additional insureds under the Products and Completed Operations Liability insurance policies with respect to the products and completed operations outlined in this Agreement. Client shall furnish certificates of insurance evidencing the required insurance policies and additional insured status to Cardinal Health as soon as practicable after the effective date of the Agreement and within thirty (30) days after renewal of such policies. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

ARTICLE 12
TERM AND TERMINATION

12.1 Term. The term of this Agreement shall commence as of the date set forth above and shall continue until either party terminates this Agreement as set forth in Section 12.2 or 12.3 (“Term”).

12.2 Termination. Client may terminate this Agreement or any Project Plan without cause at any time during the Term of the Agreement on [REDACTED] days’ prior written notice to the other party

12.3 Immediate Termination. Either party shall have the right to immediately terminate this Agreement if (A) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; or (B) if the other party materially breaches any of the provisions of this Agreement, and such breach is not cured or corrective actions started within thirty (30) days after the giving of written notice; provided, however, that in the case of a failure of Client to make payments in accordance with the terms of this Agreement, Cardinal Health may terminate this Agreement if such payment breach is not cured within thirty (30) days of receipt notice from Cardinal Health.

12.4 Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. In the event that this Agreement or any Project Plan is terminated, otherwise than by Client pursuant to Section 12.3, Client shall pay Cardinal Health for all Services performed in accordance with the applicable Project Plan up to the date of termination plus any applicable cancellation fees, and will reimburse Cardinal Health for all costs and expenses incurred, and all non-cancelable commitments made, in the performance of Services pursuant to an approved Project Plan. In the event that this Agreement or any Project Plan is terminated, all non-fabricated materials and semi-finished and finished Products shall be returned to Client at Client’s expense, except in the event that termination is due to breach by Cardinal Health, in which case materials and Products shall be returned to Client at Cardinal Health’s expense.

ARTICLE 13
NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:     Generex Biotechnology Corporation
                   Attn: Rose Perri, Chief Operating Officer
                                   33 Harbour Square, Suite 202
                   Toronto, Ontario, Canada M5J 2G2

To Cardinal Health:                         Cardinal Health PTS, LLC
                   Attn: Manager, Contract Management
                   160 Cardinal Health Way
                   Morrisville, NC 27560

With a copy to:               Cardinal Health, Inc.
                   7000 Cardinal Place
                   Dublin, Ohio 43017
                   Attn: Associate General Counsel,
                   Pharmaceutical Technologies and Services
                   Facsimile: (614) 757-5051

ARTICLE 14
MISCELLANEOUS

14.1 Entire Agreement; Amendments. This Agreement, the attachments, Project Plans and any amendments thereto constitute the entire understanding between the parties and supersede any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

14.2 Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement

14.3 Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

14.4 No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

14.5 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

14.6 Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

14.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party's consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company.

14.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Ohio, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

14.9 Alternative Dispute Resolution. If any Dispute arises between the parties, such Dispute shall be presented to the respective presidents or senior executives of Cardinal Health and Client for their consideration and resolution. If such parties cannot reach a resolution of the Dispute, then such Dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR, The International Institute for Conflict Prevention & Resolution, 575 Lexington Avenue, 21st Floor, New York, NY 10022. Arbitration shall be conducted in New York, NY.

14.10 Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to its reasonable attorney's fees and costs in such proceeding.

14.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

14.12 Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent, except as required under Applicable Laws or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure. Cardinal Health hereby acknowledges and agrees that Client will be obligated to issue a press release and file a Form 8-K Current Report in respect of this Agreement in accordance with Applicable Laws, and such press release and public disclosure shall accord with the provisions of this Section.

14.13 Setoff. Without limiting Cardinal Health’s rights under law or in equity, Cardinal Health and its Affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due to Cardinal Health from Client. For purposes of this Article, Cardinal Health, its Affiliates, parent or related entities shall be deemed to be a single creditor.

14.14 Survival. The rights and obligations of the parties shall continue under Articles 6 (Confidentiality), 7 (Intellectual Property), 9 (Indemnification), 10 (Limitations of Liability), 11 (Insurance), to the extent expressly stated therein, 13 (Notice), 14 (Miscellaneous) and Section 12.4 (Effect of Termination), notwithstanding expiration or termination of this Agreement.

14.15 Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for one hundred eighty (180) days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CARDINAL HEALTH PTS, LLC	GENEREX BIOTECHNOLOGY CORPORATION

By: /s/ Shailesh Maingi	By: /s/ Anna E. Gluskin
Name: Shailesh Maingi	Name: Anna E. Gluskin
Its: VP, Business Division	Its: President, Chief Executive Officer

By: /s/ Rose C. Perri
Name: Rose C. Perri
Its: Chief Operating Officer

ATTACHMENT A

PROJECT PLAN

Scope of Work
Activities/Specifications
Scheduling/Deliverables
Cost Proposal
Invoicing and Payment Terms
Additional Project Terms
Project Approval Authorization

All work performed under this Project Plan is subject to the terms and conditions of the Clinical Supply Agreement between Client and Cardinal Health dated June __, 2006.